Function(x) Inc. Board of Directors Appoints Frank E. Barnes III as Independent Director of the Company

Function(x) Inc. complies with Nasdaq requirement related to independent director representation on its Board of Directors

NEW YORK – December 8, 2016 – Function(x) Inc. (Nasdaq: FNCX) (the “Company”) today announced that as a result of the appointment of Frank E. Barnes III as an independent director of the Company effective November 30 2016, the Company received formal notification from Nasdaq of its compliance with Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) (the “Rules”) on December 6, 2016. Mr. Barnes is a member of each of the Company’s Audit, Compensation and Nominating and Corporate Governance committees and joins Messrs. Robert F.X. Sillerman, Peter Horan, Michael Meyer and Mitchell Nelson on the Board.

“Mr Barnes’ 30 years of extensive experience and financial expertise in the media, entertainment and other industries adds a valuable perspective to our Board of Directors,” says Mr. Sillerman, Chairman and CEO of Function(x).  “We appreciate his willingness to serve as an independent director and look forward to benefitting from his judgment and counsel as we enter a new phase of the Company growth and build up on our current successes.”
As the executive director of Carolina Barnes Corporation, and president of its former NASD/FINRA-registered broker-dealer, Mr. Barnes has broad experience in making principal investments in and serving as financial and strategic senior advisor to growth companies with responsibilities for recapitalizations, private placements, mergers and acquisitions, and going public transactions. Prior to founding Carolina Barnes in 1989, Mr. Barnes was employed with Mabon Nugent & Co., a privately held investment banking firm, as the executive vice president responsible for its investment and merchant banking groups. In addition to his responsibilities within Carolina Barnes, Mr. Barnes has served as chief revenue officer and director of Storage Blue Equities LLC, a self-storage warehouse business, and as president and director of Ocean State Windpower Inc., a manufacturer of wind turbine generators. Throughout the course of his career, Mr. Barnes has served both as a senior executive and on the board of directors of over a dozen companies, including serving as a director and member of the Nominating and Corporate Governance Committee and Special Committee of SFX Entertainment Inc.

Following the appointment of Mr. Barnes, the Company received formal notification from Nasdaq that it has satisfied all the requirements relating to the Rules, which required that the Company have three independent directors on its Audit Committee and maintain a majority of independent directors at all times. Upon the resignation of Ms. Birame Sock as an independent director on August 1, 2016 in connection with her appointment to serve as President and Chief Operating Officer of Function(x), the Company no longer met such criteria and had 6 months to nominate a new independent director. Messrs. Barnes, Horan and Meyer, all independent, are a majority of the Company’s Board of Directors and constitute all the members of the Audit Committee, putting the company in full compliance as it relates to Board structure.

About Function(x) Inc.
Function(x) operates Wetpaint. com, the leading online destination for entertainment news for millennial women, covering the latest in television, music, and pop culture, and Rant, a leading digital publisher with original content in the sports, entertainment, pets, and style verticals.  Function(x) Inc. is also a majority shareholder of DraftDay Gaming Group, which is well-positioned to become a significant participant in the expanding fantasy sports market, offering a high-quality daily fantasy sports experience both directly to consumers and to businesses desiring turnkey solutions to new revenue streams.  Function(x) Inc. also owns Choose Digital, a digital marketplace platform that allows companies to incorporate digital content into existing rewards and loyalty programs in support of marketing and sales initiatives. For more information, visit www.functionxinc. com.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of the date of this release. Except as required by law, Function(x), Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.
Contact:
For Function(x):
Investors:
Michelle Lanken, 212-231-0092
Chief Financial Officer
mlanken@functionxinc. Com
or
Media Relations:
IRTH Communications
Robert Haag, 866-976-4784
Managing Partner